UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 2, 2010

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9825 Spectrum Drive,

Building 3

Austin, Texas 78717

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On July 2, 2010, HealthTronics, Inc. (the “Company”) terminated its credit agreement with JPMorgan Chase Bank, JPMorgan Securities, Inc. and Bank of America, N.A. and, pursuant to the terms of the Merger Agreement (as defined in Item 5.01 below), the Company repaid all amounts due under such agreement as of the termination date. The terms and conditions of such agreement, as amended to date, are described in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2009, which is hereby incorporated by reference. This termination was in connection with the completion of the Offer (as defined in Item 5.01 below).

Item 5.01.	Changes in Control of Registrant.

On July 2, 2010, HT Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of Endo Pharmaceuticals Holdings Inc. (“Parent”), completed its initial tender offer (the “Offer”) for all outstanding shares of common stock, without par value (the “Shares”), of the Company, at a price of $4.85 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 5, 2010, by and among Parent, Purchaser and the Company (the “Merger Agreement”). The Offer expired at 5:00 p.m., New York City time, on July 1, 2010. The Company was advised by the depositary for the Offer that, as of the expiration of the Offer, a total of approximately 42,416,138 Shares were validly tendered and not withdrawn, representing approximately 93.4% of the Shares outstanding (including 4,699,604 Shares delivered through notices of guaranteed delivery, representing approximately 10.3% of the Shares outstanding). On July 2, 2010, Parent announced that Purchaser had accepted for payment in accordance with the terms of the Offer all Shares that were validly tendered and not withdrawn prior to the expiration of the Offer. On that same day, Purchaser paid $205,718,269 in aggregate cash consideration for the Shares tendered to the depositary.

On July 2, 2010, Parent also announced that Purchaser had commenced a subsequent offering period for all remaining untendered Shares. The subsequent offering period will expire at 5:00 p.m., New York City time, on July 9, 2010.

The same Offer Price per Share offered in the initial offering period of the Offer will be paid during the subsequent offering period. Purchaser will immediately accept for payment all Shares validly tendered during this subsequent offering period, and payment will be made promptly after acceptance, in accordance with the terms of the Offer. Procedures for tendering Shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) Shares cannot be delivered by the guaranteed delivery procedure, and (2) pursuant to Rule 14d-7(a)(2) promulgated under the Securities Exchange Act of 1934, as amended, Shares tendered during the subsequent offering period may not be withdrawn.

The $205,718,269 in aggregate cash consideration payable to holders of Shares tendered during the initial offering period has been, and any cash payable to holders of Shares tendered during the subsequent offering period and for Shares to be converted into the right to receive the Offer Price upon the merger of Purchaser with and into the Company pursuant to the Merger Agreement, whereby the Company will become a wholly-owned subsidiary of Parent (the “Merger), will be, provided by cash on hand at Parent and its subsidiaries.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, each of R. Steven Hicks, Donny R. Jackson, Timothy J. Lindgren, Kenneth S. Shifrin and Argil J. Wheelock, M.D. resigned from the Board of Directors of the Company (the “Board”) and on all Board Committees on which such directors served, effective as of July 2, 2010. Each resigning director resigned pursuant to the provisions of the Merger Agreement and no director resigned from the Board because of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. James S.B. Whittenburg remains a director of the Company and is expected to continue as a director until the consummation of the Merger.

In addition, effective as of July 2, 2010, the Board appointed the following individuals as members of the Board: David P. Holveck, Alan G. Levin, Ivan Gergel, M.D., Caroline B. Manogue and Edward J. Sweeney. Such persons were designated for appointment as directors of the Company by Purchaser pursuant to the Merger Agreement. Each such person is an officer and/or director of Parent. Information about the directors designated for appointment by Purchaser was previously disclosed in the Information Statement comprising Annex B to the Company’s Solicitation/Recommendation on Schedule 14D-9 originally filed by the Company with the SEC on May 19, 2010 (the “Schedule 14D-9”) and is incorporated herein by reference.

The other information required by Item 5.02 of Form 8-K is contained in the Schedule 14D-9, including the Information Statement comprising Annex B thereto, and such information is incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HEALTHTRONICS, INC.
(Registrant)

Dated: July 2, 2010	By:	/s/ Richard A. Rusk
	Name:	Richard A. Rusk
	Title:	Chief Financial Officer and Vice President

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